===============================================================================

                          SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, for Use of the
     Commission Only (as permitted by
     Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                 ALCOA INC.
--------------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

[Logo of Alcoa]

Notice of
Annual Meeting
2001
& Proxy
Statement

Alcoa
201 Isabella Street at 7th Street Bridge
Pittsburgh, Pennsylvania 15212-5858

[Logo of Alcoa]

TO ALCOA SHAREHOLDERS:

I cordially invite you to the 2001 annual meeting of Alcoa shareholders.

The meeting this year is on Friday, April 20, 2001 at 9:30 a.m. in the Allegheny Ballroom of the Westin Convention Center Pittsburgh in Pittsburgh, Pennsylvania. The location is accessible to disabled persons, and we will have headsets available for the hearing impaired.

I hope you will participate in this review of our company's business and operations. This proxy statement describes the items you will vote on at the meeting. In addition to voting, we will review the major developments of 2000 and answer your questions.

If you plan to attend, you will need an admission ticket. For registered holders, we have included an admission ticket with your proxy card. Other shareholders may obtain tickets by contacting the corporate secretary.

Whether or not you plan to attend the meeting, your vote is important. Please vote by returning your signed and dated proxy card in the postage-paid envelope or by using the on-line voting option.

I look forward to seeing you at the annual meeting.

Sincerely,

/s/ Alain J. P. Belda
--------------------------
Alain J. P. Belda
Chairman of the Board
and Chief Executive Officer


February 22, 2001

[Logo of Alcoa]

NOTICE OF 2001 ANNUAL MEETING

February 22, 2001

Alcoa's annual meeting of shareholders will be on Friday, April 20, 2001 at 9:30 a.m. We will meet in the Allegheny Ballroom of the Westin Convention Center Pittsburgh, 1000 Penn Avenue, Pittsburgh, Pennsylvania. If you owned common stock at the close of business on January 22, 2001, you may vote at this meeting.

At the meeting, we plan to:

 .  elect four directors to serve for new terms;

 . vote on a shareholder proposal relating to a global set of corporate standards if presented at the meeting; and

 .  attend to other business properly presented at the meeting.

The Board is not aware of any other proposals for the April 20, 2001 meeting.

On behalf of Alcoa's Board of Directors,


/s/ Donna Dabney
------------------------------
Donna Dabney
Secretary

NOTICE OF 2001 ANNUAL MEETING
AND PROXY STATEMENT

TABLE OF CONTENTS

THE ANNUAL MEETING AND VOTING -                                  4
QUESTIONS AND ANSWERS

BOARD OF DIRECTORS                                               6
  Committees and Meetings of the Board
  Directors' Compensation
  Transactions with Directors' Companies

ITEM 1 - ELECTION OF DIRECTORS                                   7

ALCOA STOCK OWNERSHIP AND PERFORMANCE                           13
  Stock Ownership of Certain Beneficial Owners
  Stock Ownership of Directors and Executive Officers
  Compliance with Section 16(a) Reporting
  Stock Performance Graph

REPORT OF THE AUDIT COMMITTEE                                   16

EXECUTIVE COMPENSATION                                          18
  Report of the Compensation Committee
  Summary Compensation Table
  Option Grants in 2000
  2000 Aggregate Option Exercises and Year-End Option Values
  Pension Plans
  Pension Plan Table

ITEM 2 - SHAREHOLDER PROPOSAL RELATING                          28
TO A GLOBAL SET OF CORPORATE STANDARDS

OTHER INFORMATION                                               31

APPENDIX A - AUDIT COMMITTEE CHARTER                            32

THE ANNUAL MEETING AND VOTING - QUESTIONS AND ANSWERS


The Alcoa Board of Directors is soliciting proxies for the 2001 annual meeting of shareholders. This booklet and proxy card contain information about the items you will vote on at the annual meeting. These documents are first being mailed or given to shareholders on or about February 22, 2001.

Who is entitled to vote and how many votes do I have?
If you are a common stockholder of record at the close of business on January 22, 2001, you can vote. For each matter presented for vote, you have one vote for each share you own.

How do I vote?

You may vote in person by attending the meeting or by completing and returning a proxy by mail or electronically using the Internet. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the directions on the card. To vote your proxy using the Internet, see the instructions on the proxy form, and have the proxy form available when you access the Internet Web site. The homepage will prompt you to enter your control number; then follow the instructions to record your vote. The proxy committee will vote your shares according to your directions. If you do not mark any selections, your shares will be voted as recommended by the Board of Directors. Whether you plan to attend the meeting or not, we encourage you to vote by proxy as soon as possible.

What does it mean if I receive more than one proxy card?

If you are a shareholder of record or participate in Alcoa's Dividend Reinvestment and Stock Purchase Plan or employee savings plans, you will receive one proxy card for all shares of common stock held in or credited to your accounts as of the record date, if the account names are exactly the same. If your shares are registered differently and are in more than one account, you will receive more than one proxy card. We encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our transfer agent, First Chicago Trust Company of New York, a division of EquiServe, at 1 800 317 4445 (in the U.S. and Canada) or 1 201 324 0313 (all other calls) or by e-mail at equiserve@equiserve.com.

How do I vote if I participate in one of the employee savings plans?

You should vote by proxy. The employee plan trustee will vote your shares as you indicate on your proxy. If you do not vote, the plan trustee for employee plans (other than Cordant plans) will vote your shares in proportion to the way the other plan participants voted. If you participate in Cordant plans and do not vote, the plan trustee will vote your shares as directed by the Company.

Can I change my vote?
You can revoke your proxy before the time of voting at the meeting in several ways (the revocation has to be received before the meeting to be counted):

 .  by mailing a revised proxy dated later than the prior proxy

 .  by voting again at the Internet Web site

 .  by voting in person at the meeting or

 . by notifying Alcoa's corporate secretary in writing that you are revoking your proxy.

Is my vote confidential?

Yes. Proxy cards, ballots and voting tabulations that identify shareholders are kept confidential. There are exceptions for contested proxy solicitations or where necessary to meet legal requirements. Corporate Election Services, Inc., the independent proxy tabulator used by Alcoa, counts the votes and acts as the inspector of election for the meeting.

Who can attend the annual meeting, and how do I obtain an admission ticket?

You may attend the meeting if you were a shareholder on January 22, 2001. If you plan to attend the meeting, you will need an admission ticket, which is part of your proxy form. If a broker holds your shares and you would like to attend, please write to: Secretary's Office, Alcoa Inc., 201 Isabella Street, Pittsburgh, Pennsylvania 15212-5858, Attention: Dolores A. Yura. Please include a copy of your brokerage account statement or an omnibus proxy (which you can get from your broker), and we will send you an admission ticket.

What constitutes a "quorum" for the meeting?

A majority of the outstanding shares, present or represented by proxy, constitutes a quorum. A quorum is necessary to conduct business at the annual meeting. You are part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as "shares present" at the meeting for purposes of determining a quorum. However, abstentions and broker non-votes do not count in the voting results. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.

Director candidates who receive the highest number of votes cast will be elected. Approval of each other item being considered requires a majority of the votes cast.

At the close of business on January 22, 2001, the record date for the meeting, Alcoa had outstanding 866,339,457 shares of common stock (excluding treasury shares).

Who pays for the solicitation of proxies?

Alcoa pays the cost of soliciting proxies. We retain Morrow & Company, Inc. to assist with the solicitation for a fee of $13,000 plus reasonable out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their votes.

How do I comment on company business?

There is space for your comments on the proxy card or you may send your comments to us in care of the corporate secretary. Although it is not possible to respond to each shareholder, your comments help us to understand your concerns and address your needs.

May I nominate someone to be a director of Alcoa?

If you are a shareholder entitled to vote at an annual meeting, you may nominate one or more persons for election as directors of Alcoa at that meeting. You may do this by sending a written notice to: Secretary's Office, Alcoa Inc., 201 Isabella Street, Pittsburgh, Pennsylvania 15212-5858, Attention: Janet Duderstadt, Assistant Secretary. The notice must include certain information about the persons that you nominate, and, for the 2002 annual meeting, we must receive it by January 18, 2002. For complete details, contact the corporate secretary.

When are the 2002 shareholder proposals due?

The next Alcoa annual meeting is on April 19, 2002. You must submit shareholder proposals in writing by October 25, 2001 for them to be considered for the 2002 proxy statement. No proposals received after January 8, 2002 may be raised at the annual meeting. Address all shareholder proposals to Secretary's Office, Alcoa Inc., 201 Isabella Street, Pittsburgh, Pennsylvania 15212-5858, Attention:
Janet Duderstadt, Assistant Secretary.

BOARD OF DIRECTORS

COMMITTEES AND MEETINGS OF THE BOARD

The Board of Directors considers all major decisions of Alcoa. The Board met eight times in 2000. Attendance by directors at Board and committee meetings averaged over 90%. All directors attended at least 75% of the meetings, except Sir Ronald Hampel, who attended 60% of the meetings. The Board has the following five standing committees:

The Audit Committee reviews Alcoa's auditing, financial reporting and internal control functions and recommends the firm that Alcoa should retain as its independent accountant. It also reviews the company's environmental, health and safety audits and monitors compliance with Alcoa business conduct policies. The members of the Audit Committee are independent, as defined under the New York Stock Exchange listing standards. The independent accountants, the Vice President-Environment, Health & Safety, Audit and Compliance and the General Counsel have access to the Committee without any other members of management being present. The Committee met four times in 2000. In addition, the chairman of this Committee met with management and the independent accountants before the announcement of earnings in April, July, October and January. The full Committee reviewed annual results, the Audit Committee report (see page 16 of this proxy statement) and annual disclosure filings before filing.

The Compensation Committee determines cash compensation for Alcoa officers, approves any special post retirement arrangements for retiring Alcoa officers and performs other functions specified by the company's compensation plans. The Committee also reviews the participation of officers in other benefit programs for salaried employees. A subcommittee of the Compensation Committee administers the company's stock incentive plan. The Compensation Committee issues the Report of the Compensation Committee on executive compensation (see page 18 of this proxy statement). The Committee met five times in 2000.

The Executive Committee has authority to act on behalf of the Board. It meets when specific action must be taken between Board meetings. The Committee met twice in 2000.

The Nominating Committee considers and recommends nominees for election as directors and reviews the performance of incumbent directors. The Committee reviews the names and qualifications of nominees that shareholders submit in writing to the corporate secretary. The Committee met once in 2000.

The Pension and Savings Plan Investment Committee reviews and approves the investment management of Alcoa's retirement plans and principal savings plans. The Committee met once in 2000.


DIRECTORS' COMPENSATION

Alcoa pays each director who is not an Alcoa employee an annual retainer fee of $100,000. Alcoa does not pay any additional fees, such as meeting or committee fees.

Directors may elect to defer some or all of their annual retainer under the company's deferred fee plan for non-employee directors. Alcoa encourages directors to defer the maximum amount that their individual circumstances allow. The company credits all fee deferrals to an Alcoa stock investment account, except that deferrals exceeding 50% of the annual retainer fee may be invested in other investment options under the plan. Directors cannot transfer from the required Alcoa stock investment option. Alcoa does not fund directors' deferred accounts, but pays them out in cash from general funds of the company after Board service ends.

TRANSACTIONS WITH DIRECTORS' COMPANIES

In the course of ordinary business, Alcoa and its subsidiaries may have transactions with companies and organizations whose executive officers are also Alcoa directors. None of these transactions in 2000 exceeded 5% of the gross revenues of either Alcoa or the other organization.

ITEM 1 - ELECTION OF DIRECTORS

In 2000 Alcoa's Board of Directors had 11 members divided into three classes. Directors are elected for three-year terms. The terms for members of each class end in successive years.

Mr. Paul H. O'Neill retired as Chairman of the Board of Alcoa December 31, 2000. His term as director also expired on that date and he is not standing for re-election.

The Board of Directors has nominated four members of the class of directors whose terms of office are expiring in 2001 to serve for new terms.

The proxy committee will vote your proxy for the election of these nominees unless you withhold authority to vote for any one or more of them. If any director is unable to stand for election, the Board may reduce its size or choose a substitute.

NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING IN 2004

[Photo of Alain J. P. Belda]

Alain J. P. Belda

Age:                                     57

Director since:                          1998

Principal occupation:                    Chairman of the Board and Chief
                                         Executive Officer of Alcoa since
                                         January 2001.

Alcoa Board                              Executive Committee (chair).
Committee:

Recent business                          Mr. Belda was President and Chief
experience:                              Executive Officer of Alcoa from
                                         May 1999 to January 2001 and President
                                         and Chief Operating Officer of Alcoa
                                         from 1997 to May 1999. He served as
                                         Alcoa's Vice Chairman from 1995 to
                                         1997 and Executive Vice President from
                                         1994 to 1995. From 1979 to 1994, he
                                         was President of Alcoa Aluminio S.A. in
                                         Brazil. In 1991, he was named
                                         President-Latin America for the company
                                         after he had been given responsibility
                                         for all of Alcoa's interests in Latin
                                         America (other than Suriname) in 1989.

Other directorships:                     Citigroup Inc., E. I. du Pont de
                                         Nemours and Company and The Ford
                                         Foundation.

[Photo of Hugh M. Morgan]

Hugh M. Morgan

Age:                                     60

Director since:                          1998

Alcoa Board                              Compensation Committee and Pension and
Committees:                              Savings Plan Investment Committee.

Principal occupation:                    Managing Director, since 1986, and
                                         Chief Executive Officer, since 1990,
                                         of WMC Limited, an Australian mining
                                         and minerals processing company.

Recent business                          Mr. Morgan was Executive Director of
experience:                              WMC from 1976 to 1986 and a director
                                         of Alcoa of Australia Limited from
                                         1977 to 1998.

Other directorships:                     Reserve Bank of Australia and a
                                         number of industry, business, trade
                                         and international associations and
                                         advisory groups.
[Photo of Henry B. Schacht]
Henry B. Schacht

Age:                                     66

Director since:                          1994

Alcoa Board Committee:                   Audit Committee (chair).

Principal occupation:                    Chairman and Chief Executive Officer,
                                         Lucent Technologies Inc., a
                                         communications systems and services
                                         company, since October 2000.

Recent business                          Mr. Schacht is on unpaid leave from
experience:                              Warburg Pincus, where he has been
                                         Managing Director since January 2000
                                         and was Senior Advisor in 1999. Mr.
                                         Schacht served as Chief Executive
                                         Officer of Lucent Technologies Inc.
                                         from February 1996 to October 1997,
                                         Chairman from 1996 to 1998 and Senior
                                         Advisor from February 1998 to
                                         February 1999. Mr. Schacht was
                                         Chairman of Cummins Inc. from 1977 to
                                         1995 and its Chief Executive Officer
                                         from 1973 to 1994.

Other directorships:                     Avaya Inc., Johnson & Johnson, Knoll,
                                         Inc., Lucent Technologies Inc. and
                                         The New York Times Company.

[Photo of Franklin A. Thomas]

Franklin A. Thomas

Age:                                     66

Director since:                          1977

Alcoa Board                              Audit Committee, Compensation
Committees:                              Committee (chair), Executive
                                         Committee, Nominating Committee and
                                         Pension and Savings Plan Investment
                                         Committee.

Principal occupation:                    Consultant, TFF Study Group, a
                                         nonprofit institution assisting
                                         development in South Africa, since
                                         1996.

Recent business                          From 1979 until 1996, Mr. Thomas was
experience:                              President and Chief Executive Officer
                                         of The Ford Foundation. He Was
                                         President and Chief Executive Officer
                                         of Bedford Stuyvesant Restoration
                                         Corporation from its founding in 1967
                                         until 1977.

Other directorships:                     Avaya Inc., Citigroup Inc., Conoco
                                         Inc., Cummins Inc., Lucent
                                         Technologies Inc. and PepsiCo, Inc.

DIRECTORS WHOSE TERMS EXPIRE IN 2002

[Photo of Joseph T. Gorman]

Joseph T. Gorman

Age:                                     63

Director since:                          1991

Alcoa Board                              Compensation Committee, Nominating
Committees:                              Committee and Pension and Savings
                                         Plan Investment Committee (chair).

Principal occupation:                    Chairman, TRW Inc., a global company
                                         serving the automotive, space and
                                         information systems markets, since
                                         1988.

Recent business                          Mr. Gorman served as Chief Executive
experience:                              Officer of TRW Inc. from 1988 until
                                         February 2001, President and Chief
                                         Operating Officer from 1985 to 1988,
                                         Executive Vice President from 1980 to
                                         1985, Vice President and General
                                         Counsel from 1976 to 1980 and in
                                         various legal positions before 1976.

Other directorships:                     The Procter & Gamble Company,
                                         Imperial Chemical Industries plc,
                                         National City Corporation and TRW
                                         Inc.

[Photo of Sir Ronald Hampel]

Sir Ronald Hampel

Age:                                     68

Director since:                          1995

Alcoa Board                              Nominating Committee and Pension and
Committees:                              Savings Plan Investment Committee.

Principal occupation:                    Chairman of United Business Media, a
                                         U.K.-based media company with
                                         interests in broadcasting, publish-
                                         ing and news dissemination services,
                                         since April 1999.

Recent business                          Sir Ronald was Chairman, Imperial
experience:                              Chemical Industries plc (ICI), a
                                         diversified chemicals manufacturer,
                                         from 1995 to 1999, Deputy Chairman
                                         and Chief Executive of ICI from 1993
                                         to 1995 and Chief Operating Officer
                                         from 1991 to 1993. He was an ICI
                                         director from 1985 to 1999. Sir
                                         Ronald was Chairman of the UK
                                         Committee on Corporate Governance.

Other directorships:                     BAE Systems plc, United Business
                                         Media and the All England Lawn Tennis
                                         Club (Wimbledon) Limited.


[Photo of John P. Mulroney]

John P. Mulroney

Age:                                     65

Director since:                          1987

Alcoa Board                              Compensation Committee and Nominating
Committees:                              Committee (chair).

Principal occupation:                    Executive Director of the Opera
                                         Company of Philadelphia, since
                                         January 1999.

Recent business                          Mr. Mulroney was President and Chief
experience:                              Operating Officer, Rohm and Haas
                                         Company, a specialty chemicals
                                         manufacturer, from 1986 until his
                                         retirement in 1998. He served as a
                                         director of Rohm and Haas from 1982
                                         to 1998.

Other directorships:                     Teradyne, Inc. and the William Penn
                                         Foundation.

[Photo of Marina v.N. Whitman]

Marina v.N. Whitman

Age:                                     65

Director since:                          1994

Alcoa Board                              Audit Committee and Pension and
Committees:                              Savings Plan Investment Committee.

Principal occupation:                    Professor of Business Administration
                                         and Public Policy, School of Business
                                         Administration and the School of
                                         Public Policy at the University of
                                         Michigan, since 1992.

Recent business                          Dr. Whitman was Vice President and
experience:                              Group Executive, Public Affairs and
                                         Marketing Staffs of General Motors
                                         Corporation, a manufacturer of
                                         automotive vehicles also engaged in
                                         the communications, finance and
                                         insurance industries, from 1985 to
                                         1992 and Vice President and Chief
                                         Economist from 1979 to 1985. She was
                                         a member of the President's Council
                                         of Economic Advisers from 1972 to
                                         1973.

Other directorships:                     J.P. Morgan Chase & Co., Intelliseek,
                                         The Procter & Gamble Company and
                                         Unocal Corporation.

DIRECTORS WHOSE TERMS EXPIRE IN 2003

[Photo of Kenneth W. Dam]

Kenneth W. Dam

Age:                                68

Director since:                     1987

Alcoa Board                         Audit Committee, Compensation Committee and
Committees:                         Executive Committee.

Principal occupation:               Max Pam Professor of American and Foreign
                                    Law, University of Chicago Law School
                                    since 1992.

Recent business                     Mr. Dam served as President and Chief
experience:                         Executive Officer for United Way of
                                    America in 1992, Vice President for Law
                                    and External Relations of IBM Corporation from 1985 to 1992, Deputy Secretary of
                                    State from 1982 to 1985 and Provost of the University of Chicago from 1980 to 1982.

Other directorships:                Council on Foreign Relations and the
                                    Brookings Institution.

[Photo of Judith M. Gueron]

Judith M. Gueron

Age:                                59

Director since:                     1988

Alcoa Board                         Audit Committee and Pension and Savings Plan
Committees:                         Investment Committee.

Principal occupation:               President, Manpower Demonstration Research
                                    Corporation (MDRC), a nonprofit research organization, since 1986.

Recent business                     Dr. Gueron was MDRC's Executive Vice
experience:                         President for research and evaluation from
                                    1978 to 1986. Before joining MDRC, she was director of special projects and studies and a consultant for the New York City
                                    Human Resources Administration.

ALCOA STOCK OWNERSHIP AND PERFORMANCE

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following shareholders reported to the Securities and Exchange Commission that they owned more than 5% of Alcoa common stock on December 31, 2000.


  Name and address                                               Number of                    Percent of outstanding
of beneficial owner                                            shares owned                  Alcoa common stock owned

Capital Research and Management Company/(1)/                       44,563,000                             5.2%
333 South Hope Street
Los Angeles, CA 90071

Wellington Management Company, LLP/(2)/                            57,924,234                             6.7%
75 State Street
Boston, MA 02109

(1) Capital Research and Management is a registered investment adviser that provides investment advisory services to various investment companies. Capital Research and Management reported that it has sole power to dispose of all of the shares shown, but no power to vote the shares. It disclaimed beneficial ownership of the reported shares.

(2) Wellington reported these amounts as an investment adviser; the shares are owned by its clients. Wellington reported that it had shared power to dispose of 57,914,434 shares and shared voting power over 15,553,084 of the shares shown; it did not have sole power to vote or dispose of any shares.

STOCK OWNERSHIP OF DIRECTORS
AND EXECUTIVE OFFICERS

The following table shows beneficial ownership of Alcoa common stock by directors, nominees for director and executive officers as of December 31, 2000. The named executive officers are Alain J.P. Belda, who served as chief executive officer during 2000, and the four executive officers who were the highest paid in 2000.

No individual director, nominee or executive officer owned more than 1% of Alcoa's common stock. The total ownership shown for directors and executive officers as a group represents less than 2% of outstanding shares.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Name                                                  Exercisable stock    Number of shares              Number of deferred
                                                         options /(1)/        owned /(2)/            share equivalent units /(3)/
Alain J. P. Belda                                         2,928,482             733,892                          14,149

Kenneth W. Dam                                                    0              13,600                          14,644

Joseph T. Gorman                                                  0               9,434                          13,673

Judith M. Gueron                                                  0              12,289                          11,591

Sir Ronald Hampel                                                 0              11,653                               0

Hugh M. Morgan                                                    0                 400                           9,797

John P. Mulroney                                                  0              12,850                          11,530

Paul H. O'Neill                                           3,769,660           2,365,166                           4,460

Henry B. Schacht                                                  0              18,597                          11,530

Franklin A. Thomas                                                0              13,145                          31,675

Marina v.N. Whitman                                               0               7,600                          11,591

L. Patrick Hassey                                           657,032             108,033                           4,177

Richard B. Kelson                                           909,978             339,124                           5,520

Robert F. Slagle                                            937,317             520,849                           2,382

Directors and executive officers                         12,833,429           5,206,764                         172,777
as a group (24 individuals)


Stock ownership is shown as of December 31, 2000.

(1) This column lists the number of shares of Alcoa common stock that the officers had a right to acquire within 60 days through exercise of employee stock options. Non-employee directors are not eligible for stock option grants under any Alcoa plan.

(2) This column includes shares held of record and shares owned through a bank, broker or other nominee. It also includes, for executive officers, shares owned through the Alcoa Savings Plan for Salaried Employees.

(3) Reported in this column are share equivalent units credited to an individual's account under deferred fee or deferred compensation plans.

COMPLIANCE WITH SECTION 16(a) REPORTING

The rules of the Securities and Exchange Commission require that we disclose late filings of reports of stock ownership by Alcoa directors and executive officers. Due to the complexity of the reporting rules, the company has assumed certain responsibilities for filing compliance and has instituted procedures to assist officers and directors with these obligations. Based on a review of the filings made for the year, we believe that all required reports were filed on a timely basis in 2000.

STOCK PERFORMANCE GRAPH

This graph compares the most recent five-year performance of Alcoa common stock with the S&P 500 Index and a composite index of six direct peers. It shows an investment of $100 on December 31, 1995 and the reinvestment of all dividends. Over the five-year period, your $100 investment in Alcoa stock would have grown to $276 by the end of 2000. This compares with $232 for the S&P 500 Index and $132 for the direct peers. The composite of direct peers includes the following publicly traded companies: Alcan Aluminium Ltd., Billiton plc*, Noranda Inc., Norsk Hydro ASA*, Pechiney SA* and Rio Tinto plc*. These peers were selected on an industry or line of business basis. Information is also shown for the old peer group, which comprised Alcan and Reynolds Metals Company. Alcoa acquired Reynolds in May of 2000. We changed the peer group this year because the Reynolds acquisition reduced the members of that group to one other company. The data for the old peer group includes Reynolds' performance through May 3, 2000, when it ceased being traded.

* Traded as American Depository Receipts.

As of 12/31                     1995              1996              1997              1998          1999            2000

Alcoa Inc.                      $100              $123              $138              $149          $337            $276

S&P 500                          100               123               164               211           255             232

Direct Peers                     100               118               104                87           165             132
(6 Stocks)

Old Peer                         100               107                99                96           147             127
Group

CUMULATIVE TOTAL RETURN
Based upon an initial investment of $100 on December 31, 1995 with dividends reinvested.

                                                       [GRAPH APPEARS HERE]
                                    COMPARISON OF FIVE YEAR CUMULATIVE DIRECT PEER GROUP RETURN
                           AMONG ALCOA, S&P 500 INDEX, DIRECT PEER GROUP INDEX AND OLD PEER GROUP INDEX
                                             Direct  Old Peer
Measurement Period                S&P 500     Peer    Group
(Fiscal-year Covered)   Alcoa      Index     Index    Index
                       -------    -------    ------  --------
Measurement PT -
12/31/95                 $100      $100       $100     $100
FYE 12/31/96             $123      $123       $118     $107
FYE 12/31/97             $138      $164       $104     $ 99
FYE 12/31/98             $149      $211       $ 87     $ 96
FYE 12/31/99             $337      $255       $165     $147
FYE 12/31/00             $276      $232       $132     $127


REPORT OF THE AUDIT COMMITTEE

Under the guidance of a written charter adopted by the Board of Directors, the Audit Committee is responsible for overseeing the company's financial reporting process on behalf of the Board of Directors. A copy of the charter is included in Appendix A to this proxy statement.

Management has the primary responsibility for the system of internal controls and the financial reporting process. The independent accountants have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Audit Committee has the responsibility to monitor and oversee these processes.

In fulfilling its responsibilities, the Audit Committee recommended to the Board the selection of the company's independent accountants, PricewaterhouseCoopers LLP. That firm has discussed with the Committee and provided written disclosures to the Committee on (1) that firm's independence as required by the Independence Standards Board and (2) the matters required to be communicated under generally accepted auditing standards.

The Committee reviewed with the Vice President - Environment, Health and Safety, Audit and Compliance and the independent accountants the overall scope and specific plans for their respective audits.

Without management present, the Committee met separately with the Vice President
- Environment, Health and Safety, Audit and Compliance and the independent accountants to review the results of their examinations, their evaluation of the company's internal controls, and the overall quality of Alcoa's accounting and financial reporting.

The Committee reviewed and discussed with management and the independent accountants the company's audited financial statements.

Following these actions, the Committee recommended to the Board that the audited financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

See page 6 of this proxy statement "Committees and Meetings of the Board" for information on the Committee's meetings in 2000.

The Audit Committee

Henry B. Schacht, Chairman
Kenneth W. Dam
Judith M. Gueron
Franklin A. Thomas
Marina v.N. Whitman

February 8, 2001

Relationship with Independent Accountants

PricewaterhouseCoopers LLP has been the independent accounting firm that audits the financial statements of Alcoa and most of its subsidiaries since 1950. In accordance with standing policy, PricewaterhouseCoopers periodically changes the personnel who work on the audit.

In addition to performing the audit of the company's consolidated financial statements, PricewaterhouseCoopers provided various other services during 2000. The aggregate fees billed for 2000 for each of the following categories of services are set forth below:

            . Audit and review of                  $5.3 million
              the company's 2000
              financial statements

              All other services                   $7.2 million

PricewaterhouseCoopers did not provide any services related to financial information systems design and implementation during 2000.

"All other services" includes (i) tax planning and the preparation of tax returns of the company, (ii) acquisitions due diligence reviews and integration services, and (iii) evaluating the effects of various accounting issues and changes in professional standards.

The Audit Committee of Alcoa's Board reviews summaries of the services provided by PricewaterhouseCoopers and the related fees and has considered whether the provision of non-audit services is compatible with maintaining the independence of PricewaterhouseCoopers.

On recommendation of the Audit Committee, the Board has appointed
PricewaterhouseCoopers to audit the 2001 financial statements. Representatives from this firm will be at the annual meeting to make a statement, if they choose, and to answer any questions you may have.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

Our committee, the Compensation Committee, is responsible for determining compensation for Alcoa corporate officers, including executive officers. All committee members are independent directors who have never been Alcoa employees. We base our decisions on our understanding of Alcoa's businesses and long-term strategy and our knowledge of the capabilities and performance of the company and its executives. We believe Alcoa continues to demonstrate superior performance, as indicated in the stock performance graph on page 15.

Compensation Philosophy - We believe that managing the company with a long-term perspective, while striving to deliver consistently good annual results, will best serve Alcoa shareholders. The company, therefore, designs its executive compensation program to hire, reward, motivate and retain high-performing employees worldwide.

Alcoa's total compensation program includes:

 .  annual salary
 .  annual cash incentives
 .  long-term, stock-based incentives
 .  employee benefits
 . occasional multi-year incentive programs related to specific goals.

We determine compensation based on certain principles:

 .  pay for performance - both individual and team
 .  competitive total compensation compared with
   leading industrial companies
 . total compensation that is highly leveraged to financial and non-financial business performance.

Our committee places less emphasis on high base salaries in favor of at-risk, short-term and long-term incentives based on performance. We believe that the company's executives will more effectively represent Alcoa shareholders if they are shareholders themselves and have a meaningful portion of their personal assets invested in Alcoa stock.

Annual Cash Compensation - Each year we review comparative market compensation information prepared by internal and outside consultants. The outside consultants survey leading manufacturing companies for both total cash compensation and long-term incentive information. These companies are among the largest and best performing in a broad range of industries and serve as a sample of the larger market. We also compare the level of responsibility for executive positions surveyed within these companies.

Total annual cash compensation for Alcoa senior managers includes base salary and cash incentive awards. We set the annual cash compensation levels above the median of high-performing industrial companies. In order to tie annual cash compensation more closely to performance, we set base salaries at or slightly below the median and annual cash incentive levels above it.

Annual Cash Incentives - Alcoa establishes targets for cash incentive awards, which vary by position as a percentage of base salary. Our committee may make adjustments in payout, however, to recognize and reward individual performance. The maximum payout, before any adjustment for individual performance, is 200% of the target.

Alcoa measures its business unit employees according to the goals of their individual units. The company bases annual cash incentive payouts for most executive officers on the achievement of business plan goals by all of the company's business units. Key financial measures for the business units and the corporation include cost of goods sold (as a percentage of sales), administrative and sales expenses, cash from operations, after-tax operating income, net funds flow and return on capital. About 40% of the business unit goals are non-financial. They may include measurements for environmental, health and safety performance, customer satisfaction, employee development and succession planning, product innovation, on-time delivery, manufacturing excellence, reduced cycle time, inventory reduction and product quality improvements. The company believes that if managers focus on the achievement of excellence in those areas within their control, there will be long-term growth in shareholder value.

Special Performance Enhancement Program -

In 1998, we approved a performance enhancement reward program which was an integral part of the company's three-year $1.1 billion cost-reduction initiative. Under the program, special cash incentives, in addition to normal variable compensation, were to be paid to eligible participants if the company and individual business units met certain aggressive financial goals by the year 2000. The goals related to a target return on capital and reductions in cost of goods sold as a percentage of sales, capital as a percentage of sales and overhead expenses. The company and several business units exceeded the threshold for payments and a one-time payment was made in 2001 to certain eligible participants, including executive officers. Individual award payments ranged from 0% to 240% of target annual cash incentive award levels.

Long-Term Incentives - A goal of our committee is to closely align management's interests with those of shareholders. The company's long-term incentives are, therefore, principally stock-based. We believe this encourages stock ownership among Alcoa executives.

In 1999, the Alcoa Board adopted and shareholders approved a new stock incentive plan under which long-term incentives are awarded to employees. The Alcoa Stock Incentive Plan provides for a variety of stock-based incentive award types, including stock options, stock appreciation rights, contingent stock (forfeitable, restricted stock) awards and performance awards. This year we awarded only stock options and a relatively small number of contingent stock awards under this plan. Alcoa encourages all of its employees and directors to own an increasing equity interest in the company. In January 1999 we approved new stock ownership guidelines for Alcoa senior executives. The guidelines became effective on January 1, 2000, and individuals have five years to reach the minimum ownership requirement for their positions. The guidelines range from 15,000 shares for most business unit presidents, to 25,000 or 50,000 shares for most executive officers. The ownership target for the chief executive officer is 160,000 shares. Amounts invested in the Alcoa stock fund of the Alcoa savings plan (401(k) plan) as well as share equivalent units in the company's deferred compensation plan are counted as ownership for purposes of the guidelines since they represent an equity investment position for the executive. Most executives currently own more than the guideline number of shares for their positions. All named executives exceed their guideline ownership levels.

To assist executives who are of relatively short tenure with the company to achieve the guideline ownership requirement, we approved a program that provides an incentive for those eligible to invest all or a portion of their annual cash bonus in Alcoa stock. Under the program, Alcoa matches 25% of the portion of the participant's annual cash bonus that is used to purchase Alcoa stock or that is deferred into the notional Alcoa stock investment fund in the deferred compensation plan. The match is in Alcoa share credits that vest in three years. If the executive voluntarily leaves the company before the vesting date, other than due to retirement, the company matching contribution is forfeited. None of the named executive officers is eligible to participate in this program.

Annual Awards of Stock Options - A subcommittee of our committee administers the Alcoa Stock Incentive Plan. In January of each year we make new awards of long-term incentives in the form of stock options to eligible key employees. We set award levels well above the median of high performing industrial companies. The performance of Alcoa stock determines the actual amount earned. The guidelines used to establish the size of a stock option award include an executive's level of responsibility, the size of prior grants and comparative award information. Individual grants typically follow the guideline amounts.

Stock Option Reload Feature - Alcoa added a reload feature to its stock option program in 1989. This feature encourages increased stock ownership and is available to all participants who are active employees and whose awards were granted under the current or predecessor plan (about 1,200 individuals). The reload feature promotes the early exercise of options and the retention of Alcoa shares.

Share ownership by executive officers and other stock option program participants has increased significantly in the last several years due to the reload feature. In 2000 we amended the plan administrative rules to provide that reload grants on newly granted stock options will only be available where the underlying or antecedent option award is exercised on a stock swap basis.

In 1997, we approved a dividend equivalent compensation plan. Under this plan, Alcoa pays cash dividend equivalents, when approved by the Board, on a portion of the exercisable options held by active and retired participants.

For U.S. federal income tax purposes, Alcoa may deduct compensation paid as the result of option exercises under the shareholder-approved Alcoa Stock Incentive Plan. The company may not, however, deduct portions of salary, bonus and other cash and non-cash compensation in excess of $1 million paid to a named executive officer.

Life Insurance - In January 2000, we approved a program to provide company-paid life insurance for senior non-U.S. executives on assignment in the United States to defray certain estate tax expenses. The objective of the program is to induce current executives and future candidates to remain in critically important assignments by providing a means for the executive's estate to defray certain U.S. estate tax costs should the executive die while on U.S. assignment.

Compensation of Named Executive Officers in 2000 - Annual incentive payouts to named executive officers for 2000 averaged about 116.9% of target based on attainment of business unit financial and non-financial goals. Some named executive officers received salary increases in 2000, but salary ranges and annual incentive targets were unchanged.

In January 2000, Alcoa granted stock options to named executive officers at or above the target levels for their positions except for Mr. O'Neill. As reported in the 2000 Proxy Statement, Mr. O'Neill did not receive a stock option grant in 2000. The majority of stock option exercises in 2000 by named executive officers also included a grant of reload options.

Compensation of the Chief Executive Officer - Alcoa bases the chief executive officer's compensation on the same philosophy and policies as for all executive officers. This compensation includes base salary, annual cash incentives and stock option awards.

Our committee meets annually without the chief executive officer and evaluates his performance compared with previously established financial and non-financial goals. We reach a consensus as a committee and make the appropriate compensation adjustments. Finally, we report in full to the other members of the Board for their consideration and agreement. This meeting is an executive session of non-employee directors only.

Alain J. P. Belda was elected Alcoa's chief executive officer on May 6, 1999. During 1999, we increased his annual salary from $650,000 to $900,000. His salary for 2000 was unchanged from 1999. The Summary Compensation Table salary column for the year 2000 reflects additional compensation as a result of Mr. Belda's decision to take an extra week's pay instead of vacation, which is an option for employees with 25 or more years of service. Mr. Belda received a new annual stock option award in January 2000 covering 680,000 shares.

All options granted have reload rights. Mr. Belda also received additional term life insurance under the life insurance program described above.

Consistent with our belief that Alcoa has demonstrated superior performance, in January 2001, we awarded Mr. Belda a bonus of $1,700,000, which was 157% of his target incentive award for 2000. We based this amount on total business unit results compared with plan goals and in recognition, by our committee and all other non-employee directors, of Mr. Belda's leadership of Alcoa during 2000. Mr. Belda also received a one-time award of $1,996,800 under the Special Performance Enhancement Program, which is based on performance over a three-year period.

We, as a committee, believe that Alcoa's compensation programs help to maintain Alcoa's leadership position among global industrial companies.

The Compensation Committee

Franklin A. Thomas, Chairman
Kenneth W. Dam
Joseph T. Gorman
Hugh M. Morgan
John P. Mulroney

February 8, 2001

SUMMARY COMPENSATION TABLE

This table summarizes the compensation for the CEO and the four highest paid executive officers in 2000.

                                                  Annual  Compensation                    Long-term Compensation
                                                                                         Awards           Payouts
Name and                           Year    Salary/(1)/ Bonus     Other Annual          Number of            LTIP        All Other
Principal Position                                               Compensation          Securities         Payouts      Compensation
                                                                        /(2)/          Underlying             /(4)/           /(5)/
                                                                                   Option Grants/(3)/
Alain J. P. Belda
Chief Executive Officer since      2000    $917,308  $1,700,000      $ 25,009         1,764,608        $1,996,800        $352,669
May 1999; Chairman of the Board    1999     770,837   1,500,000       105,771         2,621,640                 0         290,311
since January 2001                 1998     640,707   1,100,000        16,020         1,047,036                 0         185,211

Richard B. Kelson                  2000     495,346     570,000         3,418           834,427           886,464          88,991
Executive Vice President           1999     452,396     620,000         2,514           889,336                 0         130,613
and Chief Financial Officer        1998     400,200     500,000         4,657           502,648                 0          91,677

L. Patrick Hassey
Executive Vice President           2000     389,319     626,100         1,368           393,430           863,298         339,950
and Group President,               1999     373,192     599,700         1,770           608,234                 0         188,717
Alcoa Industrial Components        1998     354,231     584,700           147           167,200                 0         175,433

Robert F. Slagle                   2000     458,654     540,000         1,734           829,045           820,800          57,474
Executive Vice President, Human    1999     406,804     528,900         1,692         1,152,072                 0          60,093
Resources and Communications       1998     378.462     500,000         9,032           750,428                 0          60,404

Paul H. O'Neill                    2000     950,400           0        16,521         2,327,542         2,189,722         131,303
Chairman of the Board              1999     950,400   2,000,000         7,822         3,857,252                 0         150,114
through December 2000              1998     850,020   1,600,000        12,612         1,632,440                 0         153,236

(1) The most highly compensated executive officers are those with the highest annual salary and bonus for 2000. In addition to base salary, the salary column includes, when chosen by the employee, an extra week's pay instead of vacation for employees with 25 or more years of service.

(2) Amounts represent the reimbursement of taxes on certain personal benefits, the value of which benefits is less than the reporting threshold. For Mr. Belda, in 2000, this includes taxes on the additional term insurance referred to in note 5 below.

(3) New option grants made in 2000 totaled 680,000 for Mr. Belda; 148,600 for Mr. Hassey; 195,600 for Mr. Kelson; and 195,600 for Mr. Slagle. No new option grants were made to Mr. O'Neill in 2000. The company granted all of these options at 100% of the fair market value of Alcoa common stock on the grant date. The other option awards relate to previous years' option grants and the use of the reload feature described earlier in the Report of the Compensation Committee. See also the table, Option Grants in 2000. Share amounts reflect stock splits.

(4) Amounts shown in this column for 2000 are payouts made in early 2001 under the Special Performance Enhancement Program. See the Report of the Compensation Committee on page 19. The multi-year performance enhancement program provided one-time special cash incentives, in addition to annual variable compensation, if the company met aggressive financial goals, set in 1998, by the end of the year 2000. The program was an integral part of the company's $1.1 billion cost-reduction initiative. The goals related to cost of goods sold as a percentage of sales, capital as a percentage of sales and overhead expenses.

(5) Company matching contributions to 401(k) and excess savings plans for 2000 were: Mr. Belda $54,000; Mr. Hassey $22,932; Mr. Kelson $29,160; Mr. O'Neill $57,024; and Mr. Slagle $27,000. The present value costs of the company's portion of 2000 premiums for split-dollar life insurance, above the term coverage level provided generally to salaried employees, were: Mr. Belda $196,370; Mr. Hassey $43,448; Mr. Kelson $59,831; Mr. O'Neill $74,279; and
    Mr. Slagle $30,474. The 2000 amount for Mr. Belda also includes $774 of unused health care credits received as cash and $101,525, which is the annual premium cost of additional term life insurance acquired for Mr. Belda in 2000. This insurance is designed to address certain estate planning complications related to Mr. Belda's status as a non-U.S. citizen residing in the U.S. The 2000 amount for Mr. Hassey includes $273,570 in additional compensation relating to his assignment in Europe. This amount is paid under standard company programs for U.S. employees on international assignments.

OPTION GRANTS IN 2000

INDIVIDUAL GRANTS

Name                           Number of Securities      % of Total Options         Exercise or        Expiration      Grant Date
                                Underlying Options      Granted to Employees     Base Price ($/Sh)     Date /(5)/     Present Value
                              Granted /(1 ) (2) (3)/       in Fiscal Year              /(4)/                               /(6)/
Alain J. P. Belda                     680,000                    2.20               $40.2187            2010/01/14     $ 7,752,000
                                      320,522                    1.04                36.5937            2009/01/13       3,012,907
                                      236,140                    0.76                36.9823            2008/01/13*      2,186,895
                                       13,126                    0.04                31.0625            2007/01/13         101,727
                                      229,868                    0.74                34.1875            2006/01/11       1,949,281
                                      147,995                    0.48                31.0625            2005/01/13       1,146,961
                                       61,182                    0.20                31.0625            2004/01/14         474,161
                                       43,339                    0.14                31.0625            2003/01/15*        335,877
                                       25,422                    0.08                40.2187            2002/01/20         258,033
                                        7,014                    0.02                40.2187            2001/01/23          71,192

Richard B. Kelson                     195,600                    0.63                40.2187            2010/01/14       2,229,840
                                      227,408                    0.73                37.1875            2009/01/13       2,137,635
                                      146,101                    0.47                33.5747            2008/01/13*      1,263,091
                                       92,890                    0.30                37.1875            2007/01/13         873,166
                                       78,124                    0.25                37.4733            2006/01/11*        739,890
                                        4,344                    0.01                37.1562            2005/01/13          40,834
                                       25,985                    0.08                35.0633            2004/01/14*        227,406
                                       28,513                    0.09                34.4014            2003/01/15*        243,680
                                       26,710                    0.09                40.3182            2002/01/20*        271,107
                                        8,752                    0.03                40.4615            2001/01/23*         88,833

L. Patrick Hassey                     148,600                    0.48                40.2187            2010/01/14       1,694,040
                                      130,696                    0.42                33.5625            2009/01/13       1,097,846
                                      114,134                    0.37                33.6538            2008/01/13         958,726

Robert F. Slagle                      195,600                    0.63                40.2187            2010/01/14       2,229,840
                                      159,414                    0.52                37.5845            2009/01/13*      1,523,968
                                       84,932                    0.27                36.6128            2008/01/13*        764,718
                                      119,202                    0.39                34.2134            2007/01/13*        958,384
                                       55,635                    0.18                34.2067            2006/01/11*        447,305
                                       92,094                    0.30                34.0091            2005/01/13*        777,859
                                       55,570                    0.18                34.2812            2004/01/14         446,783
                                       44,276                    0.14                34.2812            2003/01/15         355,979
                                       22,322                    0.07                33.5360            2002/01/20         185,552

Paul H. O'Neill                     1,018,944                    3.29                41.1250            2009/01/13      10,342,282
                                      488,436                    1.58                33.3437            2008/01/13       4,141,937
                                      504,936                    1.63                33.3437            2007/01/13       4,281,857
                                      315,226                    1.02                41.1250            2006/01/11       3,199,544

(1) Alcoa generally grants annual options (the first grant listed for each officer) in January. These options become exercisable one year after the grant date and have a term of ten years. Mr. O'Neill did not receive an annual option grant in 2000.

(2) All other option grants are reload option grants, which become exercisable after six months. A reload option is available to active employees upon exercise of an outstanding option (annual or reload) under the current or prior Alcoa option plan. The reload feature promotes the early exercise of options and the retention of Alcoa shares, while continuing the opportunity to gain from future appreciation on the stock. By exercising an outstanding option, the participant realizes, in shares, the net profit or growth in value of that option (the excess of the current fair market value over the option grant price), less applicable withholding for taxes. Certain conditions apply: (i) the market value of Alcoa stock on the exercise date of the underlying option must be at least $2.50 more than the grant price of that option; and (ii) the participant must agree that one-half of the net profit shares received on exercise of the underlying option will be held by the participant (directly or in trust) for five years or until the participant's employment with Alcoa terminates, whichever is earlier. A reload option has the same expiration date as the underlying option and is granted at 100% of the market value of Alcoa stock on the grant date. The reload option covers the number of shares exercised in the underlying option less the number of profit shares delivered to the participant after withholding for taxes. Reload options may be granted where the exercise price of the underlying option is paid using previously owned mature shares or cash. Cash reloads are subject to limitations.

(3) Options granted on or after June 1, 1999 provide for acceleration of vesting and become immediately exercisable upon certain events constituting a change in control of Alcoa.

(4) The exercise price of all options is 100% of the fair market value of Alcoa stock on the grant date. Option award participants may use shares they own for a minimum period to pay the exercise price and may have shares withheld for payment of required withholding taxes. Participants may transfer stock option awards to immediate family members or family trusts, provided the transfer is made as a gift, for no consideration. The participant remains responsible for payment of withholding taxes when the family member or trust exercises the option. Otherwise, stock option awards are not transferable during the participant's lifetime.

(5) We grouped together certain reload option grants for Messrs. Belda, Kelson, and Slagle (the groupings are marked by an asterisk in the table). Each grouping reflects a consolidation of two or more individual option grants having the same expiration date. The exercise price reflects the weighted average values of these grants.

(6) The company uses the Black-Scholes option pricing model to estimate Grant Date Present Value in this table. Our use of this model is not an endorsement of the model's accuracy in valuing options. All stock option models require a prediction about future stock prices. We used the following assumptions in calculating Grant Date Present Value: expected volatility
    - 40%; average risk-free rate of return - 6.1%; dividend yield - 1.6%; expected life, annual grants - 2.5 years; expected life, reload grants - 2.0 years. The real value of the options in this table depends on the actual performance of Alcoa stock and the timing of exercises.

2000 AGGREGATE OPTION EXERCISES AND YEAR-END OPTION VALUES

This chart shows the number and value of stock options, both exercised and unexercised, for the named executive officers during 2000.

                                                                 Number of Securities               Value of Unexercised
                          Shares                             Underlying Unexercised              In-the-Money Options
                         Acquired           Value          Options at Fiscal Year-End          at Fiscal Year-End/(1)/
Name                    on Exercise       Realized       Exercisable/(2)/   Unexercisable     Exercisable    Unexercisable
Alain J. P. Belda           966,131      $12,483,196           942,002        1,986,480       $ 3,199,060      $1,375,000

Richard B. Kelson           426,037       10,449,429           207,903          702,075           193,034               0

L. Patrick Hassey           156,700        3,935,753           263,602          393,430         1,980,518               0

Robert F. Slagle            515,393        5,896,381           253,286          684,031           232,340               0

Paul H. O'Neill           2,186,757       53,232,967         1,442,118        2,327,542        10,871,698         155,264

(1) We calculated the value of unexercised options using the difference between the option exercise price and the year-end stock price of $33.50 per share, multiplied by the number of shares underlying the option.

(2) Alcoa paid cash dividend equivalents in 2000 on a portion of the exercisable options held by plan participants. Dividend equivalents are equal in amount to the company's common stock dividend. The total amount of dividend equivalents paid in 2000 to all plan participants was approximately $2.8 million.

PENSION PLANS

Alcoa's pension plans cover a majority of salaried employees. Alcoa pays the full cost of these plans, which include both tax-qualified and non tax-qualified excess plans. This table shows the annual benefits payable at executive compensation levels.

PENSION PLAN TABLE


Average Annual                   Annual Benefits for Years of Service Indicated
 Compensation
                        15              20              25              30              35              40
    $  100,000    $   20,380      $    27,170     $    33,960     $    40,750    $    48,000     $    56,150

       250,000        53,220          70,960          88,700         106,440         124,180         141,920

       500,000       108,530         144,710         180,890         217,060         253,240         289,420

       750,000       163,840         218,460         273,070         327,690         382,300         436,920

     1,000,000       219,160         292,210         365,260         438,310         511,370         584,420

     1,250,000       274,470         365,960         457,450         548,940         640,430         731,920

     1,500,000       329,780         439,710         549,640         659,560         769,490         879,420

     2,000,000       440,410         587,210         734,010         880,810       1,027,620       1,174,420

     2,500,000       551,030         734,710         918,390       1,102,060       1,285,740       1,469,420

     3,000,000       661,660         882,210       1,102,760       1,323,310       1,543,870       1,764,420

     3,500,000       772,280       1,029,710       1,287,140       1,544,560       1,801,990       2,059,420

The company bases the employee's amount of pension upon the average compensation for the highest five years in the last ten years of service. For the executive level, covered compensation includes base salary and annual cash bonus. We calculate the amounts in the table using salary at target and bonus at target. We also make payments as a straight life annuity, reduced by 5% when an employee elects the surviving spouse feature. The table shows benefits at age 65, before any reduction for surviving spouse coverage. The amounts shown do not include social security benefits.

At December 31, 2000 pension service for the named officers was: Mr. Belda, 32 years; Mr. Hassey, 33 years; Mr. Kelson, 26 years; Mr. O'Neill, 30 years, and Mr. Slagle, 36 years. Mr. O'Neill's years of service reflect an employment contract that provided somewhat more than double credit for his years with the company. The resulting pension for Mr. O'Neill will be offset by pension payments from his previous employer.

ITEM 2 - SHAREHOLDER PROPOSAL RELATING TO A GLOBAL SET OF CORPORATE STANDARDS

The Benedictine Sisters, 530 Bandera Road, San Antonio, Texas 78228, owning 200 shares of common stock, and Convent Academy of the Incarnate Word, 2930 South Alameda, Corpus Christi, Texas 78404-2798, owning 1,100 shares of common stock, have notified Alcoa that they intend to present the following proposal at the annual meeting. The proposal, as submitted, reads as follows:

Whereas, Alcoa, as a global corporation, faces numerous complex problems which also affect our interests as shareholders. The international context within which our company operates is becoming increasingly diverse as we enter the new millennium.

A "Millennium Poll on Corporate Social Responsibility" interviewed over 25,000 citizens in 23 countries and found that two in three citizens want companies to go beyond their historical role of making a profit, paying taxes, employing people and obeying all laws; they want companies to contribute to broader societal goals as well. (Environics International Ltd., October 1999)

Companies are faced with important concerns arising from diverse cultures and political and economic contexts. These concerns require management to address issues that include human rights, workers' right to organize and bargain collectively, non-discrimination in the workplace and sustainable community development. Workers need to have effective means to resolve complaints at local levels.

We believe global companies need to implement comprehensive codes of conduct, such as those found in the "Principles for Global Corporate Responsibility:
Bench Marks for Measuring Business Performance," developed by an international group of religious investors. Companies need to formulate policies, programs and practices to address the challenges they face in the global marketplace.

Our company should be in a position to assure shareholders that its employees are treated fairly and paid a sustainable living wage wherever they work in the global economy. One important element of ensuring compliance is the utilization of independent monitors made up of respected local human rights, religious and other non-governmental organizations that know the local culture. A number of global companies are developing credible code enforcement mechanisms that include independent monitoring.

Improving the quality of life for employees and their communities can lead to increased productivity and enhance the bottom line for the company.

RESOLVED, the shareholders request the Board of Directors to review or amend, where applicable, its code or standards for its international operations and report a summary of this review to shareholders by October 2001.

Supporting Statement
We recommend the review include the following areas:

1. A description of policies which are designed to protect human rights--civil, political, social, cultural and economic--consistent with respect for human dignity and international labor rights standards.

2. A report of efforts to ensure that the company does not employ children under the age of fifteen, or younger than the age of completing compulsory education in the country of manufacture where such age is higher than fifteen.

3. A report of company policies ensuring that there is no use of forced labor, whether in the form of prison labor, indentured labor or bonded labor.

4. Establishment of consistent standards for workers' health and safety practices for handling hazardous wastes and protection of the environment, as well as promoting a fair and dignified quality of life for workers and their communities.

We believe a company poised to compete in the 21st Century needs comprehensive global standards to guide its decisions.

POSITION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote "against" the proposal.

We oppose the proposal because we believe the objectives of the proposal are already being met. Alcoa is a values based company. The foundation of our value system and our corporate ethic is a fundamental respect for the dignity of the individual. Our management practices reinforce our expectation that all Alcoa locations live our value system--wherever we operate.

Alcoa is committed to being a responsible employer in all regions of the world where we operate. But we haven't stopped there. Alcoa's presence throughout the world represents our long-term commitment to invest in the local people and to positively impact the local community. We recognize that we are part of the total social fabric in these communities, and that our futures are interdependent.

We strive to be an exemplary community citizen. This is not a new idea for us. We have dealt proactively with this challenge for years, both directly and through the Alcoa Foundation--which we created in 1952. As one illustration of our accomplishments, since its creation, the Alcoa Foundation has invested over $300 million around the world--primarily in organizations that provide important services in our communities. In 2001, we will be adding additional corporate money to complement the activities of the Alcoa Foundation. We are proud of our track record, and we will continue to aggressively support issues that are aligned with our values--issues such as conservation and sustainability, healthy children and families, education, workforce skills, and community partnerships.

Many mandatory policies, shaped by our values, have been in place for over a decade--and others are added as new challenges to these values dictate. By way of example, our Environmental, Health and Safety Policy and Principles (the "EHS Policy"), which has been translated into seven languages and distributed to all employees throughout the world, supports the Alcoa value that "we will work safely in a manner that promotes the health and well being of the individual and the environment." The EHS Policy governs all of Alcoa's activities worldwide and expressly states that Alcoa will not compromise environmental, health or safety values for profit or production. The EHS Policy outlines a number of supporting principles and is supplemented by implementation plan standards and procedures that we audit. Core principles outlined in the EHS Policy include the following:

 .  clear and specific accountability;

 . a commitment to work toward the prevention of illnesses, injuries, spills and excursions;

 . a commitment to not only abide by applicable laws, regulations and permits, but also by the internal EHS standards of the company where they are more restrictive;

 .  a commitment to audit our operations and report on findings; and

 . a commitment to openly and promptly report on the EHS aspects of our operations to individuals, communities, shareholders and the public.

Our performance and our progress against our values and our policies are regularly monitored in a variety of ways, including through the use of reports, audits and reviews with senior executives. Plans are required for any identified shortcomings, and progress must be demonstrated against such plans. The Audit Committee of the Board of Directors, which is composed entirely of outside directors, reviews the results of these monitoring efforts in detail.

Like many large companies, we receive proposals from well-meaning organizations regarding various social issues. Many of these proposals are commendable, and their overall objectives are fully aligned with our values. However, the issues raised by these proposals defy a single, agreed upon, worldwide definition. Further, the adoption of such proposals would dilute Alcoa's united focus on its common values, and distract Alcoan's from their continued progress against these values.

We have values in place that are founded on a fundamental respect for the dignity of the individual. We are committed to the communities where we have a presence, and we strive to be an exemplary community citizen. We are accountable for, and measured on, living our values. We have a structured, disciplined, and effective process in place for monitoring our compliance with these values and our policies, and for assuring that shortcomings are addressed.

Living our value system ensures that we are a responsible company, committed to positively impacting the local people and their communities. We think that this is simply the right business idea and direction for Alcoa as a global company and as a local neighbor.

The Board of Directors therefore recommends a vote AGAINST Item 2. The proxy committee will vote your proxy against this item unless you give instructions to the contrary on the proxy.

OTHER INFORMATION

LEGAL PROCEEDING INVOLVING DIRECTORS AND CERTAIN ALCOA OFFICERS

On October 15, 1999, Victoria Shaev, who represents that she is an Alcoa shareholder, filed a lawsuit in the United States District Court for the Southern District of New York, naming as defendants Alcoa, each member of the company's Board of Directors, certain Alcoa executive officers and PricewaterhouseCoopers LLP, Alcoa's independent accountants.

The suit purports to be a derivative action brought on behalf of the company against the other defendants.

The lawsuit alleges, among other things, that Alcoa's proxy statement for the 1999 annual meeting contained materially false and misleading representations and omissions concerning one of the items voted on by shareholders at the 1999 meeting, the proposal to approve the Alcoa Stock Incentive Plan. The lawsuit further alleges that the shareholder approval of the Plan, based upon those alleged representations and omissions, was defective.

The lawsuit seeks, among other things, to invalidate the shareholder approval of the Plan and enjoin its implementation. The plaintiff also requests that Alcoa pay the fees and expenses of her counsel and experts retained in the lawsuit.

The defendants believe the suit is without merit.

In April 2000, all defendants moved to dismiss the complaint on various grounds, including plaintiff's failure to make a demand on the company's Board of Directors before filing suit as required under relevant law; plaintiff's failure to meet certain pleading requirements; and her failure to state a claim. Discovery has been stayed until the Court's resolution of defendants' motion to dismiss. As of February 1, 2001, the motion to dismiss is pending.

APPENDIX A - AUDIT COMMITTEE CHARTER

Purpose
The primary function of the Audit Committee is to assist the Board of Directors to fulfill its oversight responsibilities by reviewing the financial reporting process, the system of internal controls, the audit process and the Company's process for monitoring compliance with laws and regulations and its business conduct policies.

Membership and Qualifications

The Committee shall be comprised of at least three members, chosen annually by the Board of Directors. Committee members shall be independent directors and free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices and at least one member shall have accounting or related financial management expertise.

Duties and Responsibilities

1. Review and evaluate the performance of the independent accountants who are accountable to the Board of Directors and the Committee. Make recommendations to the Board of Directors with respect to the appointment, reappointment, evaluation and, where appropriate, termination and replacement of the independent accountants to audit the Company's financial statements.

2. Review management's plans for engaging the independent accountants to perform management advisory services during the coming year, considering both the types of services and the projected fees. Receive annually from the independent accountants a formal, written statement delineating all relationships between such accountants and the Company. Discuss any disclosed relationships or services that may impact the objectivity and independence of the independent accountants, and if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the accountants.

3. Review with the Vice President - Audit/Director - Internal Audit and the independent accountants their annual audit plans, including the degree of coordination of the plans.

4. Meet regularly with management and the independent accountants and the Vice President - Audit/Director - Internal Audit to discuss the adequacy of the Company's internal controls.

5. Meet regularly with management and the independent accountants and the Vice President - Audit/Director - Internal Audit to review and discuss the annual and quarterly financial reporting process. The Committee or the Chairman will review quarterly earnings information with appropriate members of management and the independent accountants prior to the earnings release.

6. Meet separately on a regular basis with the Vice President - Audit/Director
   - Internal Audit and the independent accountants, without management present, to discuss the results of their examinations, their evaluations of internal accounting controls and the over-all quality of financial reporting.

7. Receive reports from the Company's General Counsel on the results of the annual survey of compliance with the Company's business conduct policies, and on any deviations from such policies.

8. Review and assess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

9. Review periodic reports from the Vice President - Audit/Director - Internal Audit, the General Counsel, the Company's chief compliance officer and from the independent accountants as to the efficacy of the Company's monitoring and auditing systems.

10. Meet periodically with management to review the Company's major financial risk exposures identified by management and the steps management has taken to monitor and control such exposures. Report periodically to the Board of Directors on its discussions, findings and recommendations, as the Committee deems necessary.

11. Review legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

12. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

13. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent accountants, internal auditors or management.

14. Discuss with the independent accountants the communications regarding the conduct of the audit required of the independent accountants under applicable auditing standards.

15. Determine the agenda for the Audit Committee and the areas in which it wishes to receive further information from management or the independent accountants and record the proceedings of its meetings through minutes.

[Logo of Alcoa]

Alcoa
201 Isabella Street at 7th Street Bridge
Pittsburgh, Pennsylvania 15212-5858
-----------------------------------------
Printed in USA 0102     Form A07-15010

Two Ways to Vote

VOTE BY MAIL

Return your proxy in the
postage-paid envelope provided.

VOTE BY INTERNET
Access this web site to cast your vote.
www.votefast.com

Your Internet
Control Number is ________________________

Vote By Mail--Please mark, sign and date your proxy card and return it in the postage-paid envelope provided.

Vote By Internet--Have your proxy card available when you access the web site www.votefast.com. You will be prompted to enter your control number, and then follow the directions given to record your vote. If you vote through the Internet, do not mail your proxy card. Vote 24 hours a day, 7 days a week. Your Internet vote must be received by 5:00 p.m. EDT on Thursday, April 19, 2001 to be counted in the final tabulation.

Alcoa Annual Meeting of Shareholders
9:30 a.m. Friday, April 20, 2001
Westin Convention Center Pittsburgh
Allegheny Ballroom
Pittsburgh, Pennsylvania

Admission Ticket
This ticket is not transferable.

ALCOA LOGO

Please retain this ticket for admittance to the annual meeting.

     Fold and detach here

(continued from the other side)

     (RETURN IN THE ENCLOSED ENVELOPE)

PROXY

Please mark your choices clearly in the appropriate boxes. Unless specified, the proxy committee will vote FOR item 1 and AGAINST item 2.

DIRECTORS RECOMMEND A VOTE FOR THIS ITEM (#1)  ___
                           ---

1.  Election Of Directors
    Nominees to serve a three-year term:
      Alain J. P. Belda
      Hugh M. Morgan
      Henry B. Schacht
      Franklin A. Thomas

     /  / FOR all listed nominees
     /  / WITHHOLD vote for all listed nominees
     /  / WITHHOLD vote only from ____________________

DIRECTORS RECOMMEND A VOTE AGAINST THIS ITEM (#2)  ___
                           -------

2.   Shareholder Proposal Relating To A Global Set
     Of Corporate Standards

     /  / VOTE FOR   /  / VOTE AGAINST   /  / ABSTAIN



PLEASE VOTE, SIGN, DATE AND RETURN


                                              Date _______________, 2001

(Sign exactly as name appears above, indicating position or representative capacity, where applicable)

Shareholder comments about any aspect of company business are welcome. There is space on the bottom of this form for your comments. Although we do not respond to these comments on an individual basis, they do assist management in determining and responding to your needs as shareholders.

  Please retain this ticket for admittance to the annual meeting.

                             Fold and detach here

ALCOA LOGO

Alcoa
201 Isabella St. at 7th St. Bridge
Pittsburgh, PA 15212-5858

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I authorize Thomas J. Meek, Timothy S. Mock and William B. Plummer, together or separately, to represent me at the annual meeting of shareholders of Alcoa Inc. scheduled for Friday, April 20, 2001, and at any adjournment of the meeting. I authorize them to vote the shares of stock that I could vote if attending the meeting, in accordance with the instructions on the reverse side of this card. The representatives are authorized in their discretion to vote upon such other business as may properly come before the meeting, and they may name others to take their place.

As described more fully in the proxy statement, this card votes or provides voting instructions for shares of common stock held under the same registration in any one or more of the following manners: as a shareholder of record, in the Alcoa Dividend Reinvestment and Stock Purchase Plan and in Alcoa's employee savings plans.

If you plan to attend the annual meeting, please check the box below.

/  / I will attend the annual meeting.

Comments: _________________________________________

___________________________________________________

________________________________________________________________________________
                         (continued on the other side)